Exhibit 11.1
CODE OF ETHICS

Introduction
Our Values
Article 1 - Proposition
Article 2 - Objectives and Values
Article 3 - Internal Control System
Article 4 - Stakeholders Relations
4.1 Shareholders
4.2 Costumers
4.2.2 - Competitors
4.2.3 - Suppliers
4.2.4 - Institutions
4.2.5 –Environment
4.3 Community
4.4 Human Resources
4.5 Market
Article 5 - Related Parties Transactions
Article 6 - Code Users' Conduct
Article 7 - Compliance With the Code
Article 8 - Monitiring and Review of the Code

Introduction

Code of Ethics. Our values in practice.

You have already been introduced to our values. These are shared by all employees, responsible for the establishment of our corporate identity. The Code of Ethics presents the conduct in accordance with the culture and values of TIM. This is your guide to be practiced by you as best as possible. With the observance to the Code of Ethics, we are integrating our ideas and objectives in order to consolidate an identity more and more solid for the Company

Read and observe the Code of Ethics of TIM. TIM grows and so do you.

Our Values

This value anticipates and positively influences the events, capturing and developing opportunities, formulating useful proposals and initiatives in pursuit of organizational objectives.

This value ensures through ethical and transparent conduct the strengthening of internal and external relations, based on loyalty and information exchange principles.

This value considers time as an important tool, the optimization of which impacts on service costs and the possibility of internal or external customer loyalty. Even when facing a complex situation and lack of information, it provides quick and efficient solutions.

He/she develops the skills required by his/her field of activity, conveying reliability and credibility to others. He/she is responsible for his/her self-development, using this professional improvement project, as his/her contribution to the success of TIM.

This value considers both the internal or external customer as its main employer and his/her satisfaction is an essential value. Our employees are able to anticipate or promptly answer the customers’ needs.

The team collaborates and acts together, minimizing conflicts and maximizing the exchange of information, promoting the utilization of all employees' contributions in pursuit of a common result.

This value ensures the development of innovative solutions, promoting new ideas to improve the existing processes and systems, thus, reinforcing TIM’s positioning in the market.

This value is directly responsible for reaching concrete results, assuming the challenges and risks assigned as a growth opportunity, without requiring the management to solve problems, which can be settled within the scope of employee’s own activity.

ARTICLE 1 - PROPOSITION

● The Telecom Italia Group carries out its internal and external activities observing the principles included herein, which is the foundation of its organizational model and internal control system, certain that ethics when conducting business is also an essential condition to reach the company’s success.

● In this scenario, Telecom Italia joined - and encourages the membership of all the Corporations of the Group - the Global Compact promoted by the United Nations (UN), on human rights, environmental protection, working conditions and combating corruption, ensuring full execution of this institutional commitment through the accomplishment of specific initiatives on subjects of an environmental and social character, with particular attention to the following areas of action: a) environmental policies, b) social policies related to child labor, the slave labor, health and safety, freedom of association and the right to collective hiring, non-discrimination, disciplinary procedures, the working hours, the pay c) relationships with suppliers in the purchase process of the Telecom Italia Group.

What is Global Compact?

It is an initiative which proposes to the global business community the challenge of supporting worldwide the promotion of fundamental values in human rights, labor rights, environmental protection and anti-corruption areas.

● Social entities, collaborators, managerial body, the service provider of all the Corporations of the Group, as well as the collaborators and third parties with a business relationship with the Group – within the limits of respective abilities, functions and responsibilities – shall observe this Code.

The Code of Ethics presents the principles observed by Telecom Italia Group and it is the foundation of our organizational model and internal control system, as we consider ethics when conducting business a factor which influences the company’s success.
You must observe it according to your authority, duties and responsibilities.

ARTICLE 2 – OBJECTIVES AND VALUES

● The basic objective of Telecom Italia Group Companies is the generation of sustainable value for shareholders, in accordance with the principles contained herein. For such purpose, the industrial and financial strategies and resulting operational activities must be guided based on the efficient employment of resources.

Objective

The basic objective of Telecom Italia Group Companies is to generate value for our shareholders. Such goal is reached by efficiently using resources. Thus, all the industrial and financial strategies must be guided so that the achievement of such objective is possible.

●  The Group Companies:

In the condition of active members and responsible for the communities in which they operate, they have the commitment to comply and make others comply with, internally, the laws in force in the countries where they perform their activity and the ethical principles usually accepted, according to the international standards, in the conduction of businesses: Transparency, honesty and loyalty.

●  Transparency

●  Honesty

●  Loyalty

The Group Companies are active members and responsible for their community and must observe the governing laws of the countries where they operate.

In addition, Telecom Italia Group Companies observe the following International Principles of Ethics:

They must refuse and condemn the use of illegal behavior or somehow incorrect (in relation to the community, public authorities, customers, workers, investors, suppliers, and competitors) in order to reach their own economic objectives, which must be exclusively pursued through the excellence of their products and services in terms of quality and the cost-benefit, based on experience, customer service, and innovation.

Values

In order to reach their economic objectives, the Companies must not make use of illegal or incorrect behavior. They must endeavor to improve the excellence of their products and services. Experience, customer service and innovation are the basic precepts for this to happen.

They must adopt organizational instruments capable of preventing infringement to laws and to the principles of transparency, honesty and loyalty on the part of employees and partners, as well as take measures ensuring that such instruments are respected and effectively implemented.

They must ensure to the market, investors and the community in general full transparency about their activities, always safekeeping the strategic information.

They must endeavor all their efforts to promote a loyal competition, which takes into account from their self-benefit, as well as from the benefit of all operators in the market, their customers, and stakeholders in general.

Who are the stakeholders?

Stakeholders are every person and companies influencing or being impacted by the actions of a business organization. The company which respects stakeholders understands that its target public is not only the end consumer but all the segments related to its activity.

Customers, employees, suppliers, shareholders, competitors, government and even the next generations are examples of TIM stakeholders.

They must pursue excellence and market competitiveness, providing its customers with high quality products and services and which efficiently meet their requirements.

They must be aware of the strategic relevance of the services they render for the welfare and development of the communities where they operate.

They must protect and acknowledge their human resources.

They must employ the resources with responsibility, pursuing sustainable development, respecting the environment and the rights of future generations.

They shall take the initiative of performing acts of liberality on behalf of bodies and entities without profitable ends, through initiatives of a humanitarian, cultural, social and Sporting character, which represent concrete actions that create added-value to shareholders and stakeholders, yet under the view of an ethical and civil behavior;

They shall assure the proper planning and seasonable accomplishment of the objectives of the company, in strong logic with the strategic policies of the Telecom Italia Group correlated, by having as a priority commitment the creation of value.

●	Business transparency;
●	To foster loyalty in competition;
●	To pursue excellence and market competitiveness;
●	To support welfare and development of the communities where they operate;
●	To acknowledge their human resources;
●	To pursue the sustainable development.

Some duties of Telecom Italia Group Companies:

ARTICLE 3 – INTERNAL CONTROL SYSTEM

● An efficient and effective internal control system is a necessary condition to the conduction of businesses in conformity with the principles of this Code. In this context, the internal control system fits in as a process – constituted by rules, procedures and organizational structures – intended for the assurance of: a) the efficiency of the corporation and entrepreneur management; b) its recognition and check also by means of the traceability of acts and operations; c) the reliability on accounting and management information; d) the compliance with laws and rules of each source and the protection of the entrepreneur integral, in order to prevent frauds that brings damages for the Corporations of the Grupo Telecom Itália and for the financial markets. In this way, everyone for which this Code is intended for shall contribute so that the system run properly.

● The proper specification of duties and responsibilities, with a coherent allocation of delegation of the operational activities and the reliability of the accounting and management data are especially important aspects of the internal control system.

●  The survey, registration, elaboration and presentation of the accounting, administrative and managerial data, according to the modalities and within the terms estimated by the applicable norms and aligned to the entrepreneur procedures, represent a priority objective for the Group Corporations. The achievement of this objective - for which it is necessary the contribution of all users of the Code – is primary responsibility of the Chief Executive Officer, of Chief Financial Officer, and of the people in charge of the accountancy and of the operational control of each Corporation of the Group.

Accounting and management data

The Chief Executive Officer and Chief Financial Officer are the main persons in charge of collection, maintenance, processing, and dissemination of accounting and management data.

ARTICLE 4 – STAKEHOLDERS RELATIONS

4.1 Shareholders

The Group Companies commit themselves to ensure equal treatment to all shareholder categories, avoiding preferential treatment. The advantages derived from pertaining to a business group must be ensured, observing the applicable rules and the individual interest of each one of the Companies in the profitability of their activities and value generation for their shareholders.

Shareholders

Equal treatment among shareholders is ensured by the Group Companies. Thus, behavior benefiting any category of shareholders is disapproved.

4.2 Costumers

The Corporations of the Group has based the excellence of products and services offered on the attention to the customers and on the intention of meeting their orders. The primary objective pursued is assuring an immediate, qualified and competent response directed to the customers’ requirements, establishing their behavior on honesty, politeness and collaboration, avoiding, in any case, any statements detrimental to the image of competitors, under a logic of focus in the customer, complying with specific principles of discipline established by the procedures. In this context, the activity of collaboration with consumers associations, through the stipulation of specific agreements on the issue is also valorized.

4.2.2 - Competitors

The Corporations of the Group shall make their best efforts to promote a loyal competition, deemed functional in meeting the interests of the Group and of all market operators, customers and stakeholders in general.

4.2.3 - Suppliers

The Corporations of the Group shall assure that the purchase processes are intended for the supplying of goods/services with the best conditions in the market, assuring at the same time the requirements of quality, safety and environmental respect.

4.2.4 - Institutions

The Corporations of the Group want to keep a relationship of collaboration and transparency with the national and supranational institutions, with the objective of facilitate the conversation on themes of specific interest.

4.2.5 –Environment

The Corporations of the Group aims at achieving their own strategy in respect of environment on the following principles: Improve the utilization of energy sources and natural resources, minimize the negative environmental impacts and maximize the positive impacts, support the dissemination of culture in a proper approach on environmental themes, assure the interest in a continuous improvement of the environmental patrimony, adopt sensitive purchase policies to the environmental themes.

Our Customers

We must ensure prompt and qualified response, addressing the customers'needs, and based on honesty, courtesy and collaboration.

4.3 Community

● The Group Companies intend to contribute to economic welfare and the development of communities where they operate, through efficient and state-of-the-art services.

● Consistent with said objectives and responsibilities undertaken before several stakeholders, the Group Companies must identify at research and innovation a priority condition for growth and success.

● In accordance with their nature as private companies and related requirements of an economically efficient management, the Group Companies when making choices must take into account the social relevance of the telecommunication services and endeavor efforts to meet communities' needs, including their weaker elements.

Technology

To offer efficient and high technology services is how Telecom Italia Group contributes to the economic welfare and to the growth of the communities where the company operates. Its Companies must consider the social relevance of telecommunication services, endeavoring efforts to meet the community's needs. Research and innovation must be considered as essential for the growth and success of the company.

● Aware of the importance of the service rendered and resulting responsibilities before the community, the Group Companies maintain relations with public local, federal and supranational authorities, based on the full and effective collaboration and transparency, respecting the role of each one of them, as well as the economic objectives and the values contained in this Code.

● The Group Companies are favorable and when this is the case, they support social, cultural and educational initiatives focused on individual development and improvement of life conditions.

● The Group Companies will not make contributions of any kind neither to political parties or the workers union organizations, nor to their representatives or candidates, thus, ensuring the compliance with the applicable legislation.

Relationship with Social Institutions

The Group Companies must take into account their Social Responsibility. They must maintain a transparent relationship with the public authorities and are not allowed to allocate any kind of contribution or advantage to political parties, rather than those provided for by law. To stimulate and support social, cultural and educational initiatives, aimed at improving individual's life quality is also one of thecompanies' duties.

● The Group Companies believe that the worldwide sustainable growth, in light of the common interest of all current and future stakeholders. Therefore, their business and investment choices must be based on respect to the environment and to the public health.

● The Group Companies must take into account the environmental issues when taking their decisions and going beyond the applicable legislation requires - when this is operational and economically feasible - technologies and production methods in harmony with the environment, in order to reduce the environmental impact of their activities.

Environment

The Group Companies believe in the practice that leads to a sustainable development, preserving the natural heritage for future generations. The investments and operations of Telecom Italia Group must be chosen considering the respect to the environment and to the public health. Technologies and production methods must be in harmony with the environment, in order to reduce their impacts.

4.4 Human Resources

● The Group Companies acknowledge the core relevance of human resources, convinced that the main success factor for any company is represented by contribution of people who work in it, under a context of loyalty and mutual trust.

● The Corporations of the Group shall defend the safety and healthy in the work places and consider essential, in the performance of the economic activity, the respect to the workers rights. The management in the work relationship shall be guided in order to assure equal opportunities and provide the professional growth of each collaborator.

People Management

The main success factor of any company is represented by the contribution of the people who work in it. The Group Companies must ensure the safety of their employees at the workplaces and respect their labor rights. Moreover, they must offer equal opportunities and favor the employees' professional growth.

4.5 Market

●  The Group Companies acknowledge the relevance of correct information about their activities for the market, the investors and the community in general.

● Once ensured the confidentiality requirements inherent to their business, the Group Companies assume the transparency as their objective in their relations with every stakeholder . The Group Companies must especially provide information to the market and the investors , complying with criteria of honesty, directness and equal access to information.

●  The disclosure of information to third parties must be ruled by specific internal procedures, observing the applicable rules.

Communication

The disclosure of correct information about their activities must be one of the main concerns of the Group Companies. They are supposed to assume transparency as their objective in the relations with every S takeholder , being careful to disclose information to the market with honesty, directness and equal access. Internal procedures must be observed for the disclosure of information to third parties.
om honestidade, clareza e igualdade de acesso. Para a divulgação de dados  para terceiros, os procedimentos internos devem ser seguidos.

ARTICLE 5 – RELATED PARTIES TRANSACTIONS

The Group Companies' activities must be guided by honesty andtransparency principles. For such purpose, related parties transactions, including intercompany transactions, must ensure substantial honesty and procedural integrity, through the compliance with the business conduct rules applicable to such transactions, upon which the market must be duly informed.

The related parties operations and transactions, including intercompany transactions, must ensure substantial honesty and procedural integrity.

ARTICLE 6 – CODE USERS’ CONDUCT

● The conduct and business relations of the social entities, administrators and everyone working to the Group Companies must be based on the compliance with the applicable rules, this Code and the Companies' own procedures.

●	the compliance with the applicable rules;
●	the provisions of this Code of Ethics;
●	the Companies’ own procedures.

The conduct of Telecom Italia Group’s employees must be based on:

The persons to whom this code is addressed are not allowed to:

●  pursue personal or third parties' interests to the detriment of the interest of the Company where they work;

● improperly explore, for personal or third parties' interests, the name or thereputation of the Company to which they work or of the Group, as well as information or business opportunities obtained as a result of the performance of their duties;

●  use Company's assets for purposes different from these are destined.

The persons to whom this Code is addressed must abstain themselves from performing activities (whether or not paid) and conduct not compatible with the obligations arising from their relations with the Company where they work.

Not allowed conduct

The employees are not allowed to place their personal interests above the Companies’ interests. They must neither use the name or reputation of the Company for their own benefit, nor even information or business opportunities they are aware of in the exercise of their activities. Activities, behavior and conduct not compatible with their responsibilities and obligations at the Company must also be avoided.

● The Group Companies' employees mustreport to their chiefs any conflict of interests, whether potential, direct or indirect, in relation to the Company where they work. In case of doubts about the existence of conflict of interests, the employees must comply with the provisions of this Code.

● People for whom this Code is intended for shall assure the confidentiality of any information obtained in the exercise of their functions, in compliance with the discipline estimated by the specific internal procedure, obeying the classification confidentiality profile and information management. The handling of confidential information, specially in relation to the sensitive information, that is, which may cause impact on the prices of products, services or real estate values (price sensitive information), shall be ruled – observing the applicable norms – by the specific internal procedures.

Confidentiality of information

The employees must maintain the confidentiality of the information obtained in the exercise of their duties. The treatment of confidential information is defined by special internal procedures.

ARTICLE 7 - COMPLIANCE WITH THE CODE

● The collaborators themselves, advisers, service providers and third parties with relationship of work with the Group, shall promptly inform the person in charge of the Corporation Internal Control for which they work, directly or through an immediate superior, the accomplishment of the modalities indicated by the specific internal procedures, searching for the non-anonymous manner in the communication in the cases below:

●  The employees must promptly inform the person in charge of the Company'sinternal control to which they work for, directly or through their chief about any:

●  breach or encouragement to breach of the norms of law or rule, of the prescriptions of this Code, of internal procedures;

● irregularity or negligence on the accounting registers or related documents, or yet in the compliance with obligations referred to the financial or internal administrative reports.

● eventual request for clarifications on the evaluation of honesty of themselves or others, as well as possible deficiencies of this Code or propositions of modification and/or integration of the Code itself.

● The person in charge of the internal control must examine the information received in order to investigate the facts and take the necessary measures, including proposals to punish the guilty ones, when necessary, observing the procedures established in the applicable rules, collective agreements and contracts.

● The person who in good faith reports eventual situations of disrespect to this Code must not suffer any adverse consequences. His/her name will be maintained in confidentiality, unless otherwise provided for by law.

● The Internal Control and Corporate Governance Committee and the Audit Board/ Comitee must be properly informed about the reports received by the persons in charge of the internal control, as well as the measures taken accordingly.

Informing about inadequate conduct

In case of eventual infringements to the laws in force, to the Code of Ethics or to the internal procedures, the employees must immediately inform these irregularities to the person in charge of the internal control. The identity of employee providing such information will be preserved, observing the laws in force.

ARTICLE 8 - MONITORING AND REVIEW OF THE CODE

This code shall be the object of annual control and if the need of updating by the Council of Administration of the TIM Interests, through previous recommendation of the Internal Control Committee and Corporate Governance is verified, observed, yet, the opinion of the Fiscal Council/Audit Committee, which may also submit proposals for the Council of Administration.

Publication: May 03, 2010

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